Termination Agreement

by and between

Hocoma AG and/or Hocoma Medical GmbH (hereinafter the **Company**)

and

Patrick Bruno (hereinafter the **Employee**)

(together the **Parties**)

Whereas

A. The Company and the Employee have entered into an employment agreement with effect as of May 12, 2017 (the **Employment Agreement**).

B. The Company and the Employee wish to settle amicably all aspects of the employment relationship and the termination thereof, subject to the terms and conditions set forth herein.

Now, therefore, the Parties hereto enter into the following agreement (the **Agreement**):

1. Termination

The Employee's employment with the Company shall terminate by mutual consent with immediate effect as of February 25, 2025 (the **Termination Date**). For the avoidance of any doubt, the Termination Date shall not be subject to any deferment for whatever reason.

Until the Termination Date, the Company shall pay the Employee the base salary of CHF 27,632.60 per month (gross), pro rata. The Employee is not entitled a current year bonus and any remaining bonus due from fiscal year 2024 performance is canceled.

2. Entitlement to Vacation and Overtime

Until the Termination Date, the Employee has 7.167 outstanding vacation days. These vacation days are compensated with the Company's counterclaims. As agreed in the Employment Agreement, overtime and/or over hours, if any, are fully compensated by the salary and not to be compensated separately.

3. Confidentiality

The Employee covenants, with respect to any business matter into which he gained an insight during his employment, to refrain even after termination of employment from disclosing to third parties any confidential information, including, but not limited to, knowledge or documentation relating to transactions, organizational or business matters, production processes, products, developments, research or know-how of the Company or affiliated companies, from providing third parties with the possibility of obtaining such confidential information, and from making use of it, for an indefinite period of time.

The Employee undertakes not to make or participate in any publications having a direct connection with his activities for, or the organization of, the Company or any affiliated company, without having obtained the prior written authorization of the Company.

The Employee further undertakes to keep the fact and terms of this Agreement strictly confidential and not to disclose them to any third party except where specifically required to do so by a court of competent jurisdiction, authorities or a regulatory body.

4. Non-disparagement

The Employee agrees that he has not and shall not make any public statements, statements to the press, statements to present or former employees of the Company, or to any individual or entity with whom, or with which, the Company has a business relationship, whether verbally or in writing, which are disparaging of the Company and should reasonably be expected to adversely affect the conduct of business by, or the reputation of, the Company. The Employee further confirms that he will not share or make public or publish in any media or form any details of his professional life at the Company in his various roles.

5. Return of Property

The Employee agrees to return to the Company before leaving the location of notice and after the signing of this Agreement all property of the Company, including but not limited to the company car, if any, and any work materials or products or other data with regard to the Company and any affiliate company (irrespective of their form of materialization) which the Employee received or prepared or helped prepare in connection with his employment with the Company or that otherwise came into his possession or control. This includes, but is not limited to, all computer files and other information containing confidential information, and all mailing lists, reports, correspondence, contracts, memoranda, records and other files, computer hardware, software, mobile phones, credit cards, door and file keys, computer access codes or mobile data carriers and instructional manuals.

The Employee further agrees that he will not make or retain any copies, duplicates, reproductions or excerpts of such data or furnish such data to any third party. The Employee agrees to irrevocably delete such data from any private data carrier no later than 10 days after the signing of this Agreement, after having ensured that the Company has a copy thereof.

6. Assistance

The Employee hereby agrees that he also after leaving the Company will use his best endeavors to cooperate with the Company and its respective counsel and assistants in connection with any governmental or regulatory investigation and any regulatory or judicial administrative proceeding, arbitration or litigation relating to any material matter (as reasonably determined by the Company) that occurred during his employment.

In particular, the Employee agrees to cooperate and provide receipts and explanations for his expenses as requested for an audit of all expenses from October 2022 until the Termination Date.

7. Certificate

The Company undertakes to deliver to the Employee a work certificate within 30 days of the Termination Date.

8. Release

Subject to the fulfillment in full of the obligations set forth in this Agreement and subject to the obligations set forth in the Employment Agreement which are intended to survive termination of said Agreement, the Parties irrevocably and unconditionally release and acquit each other from any and all obligations whether actual or contingent.

Further, the Employee confirms that he has no claims against any present or former parent corporation, affiliates or subsidiaries of the Company.

The Company states that it is not interested in filing a criminal complaint based on facts known at the time of the signing of this Agreement.

This release is limited to facts known at the time of the signing of this Agreement.

9. Insurance

The Employee is hereby explicitly informed that the mandatory accident insurance coverage provided by the Company will cease thirty-one (31) days after the Termination Date and that after this period he has to provide his own accident insurance. Within thirty-one (31) days of the Termination Date, the Employee may, at his own expense, request an extension of such coverage for a maximum of six (6) months after the Termination Date. In any event, the Employee must inform his health insurance company about the termination of his employment, unless he has already entered into a new employment.

Within three (3) months after the Termination Date, or the applicable deadline according to the insurance's policy and/or general conditions, the Employee may, at his own expense, request to pass over from the Company's collective daily sickness benefits insurance into an individual insurance.

10. Written Form

This Agreement may only be modified or amended by a document signed by the Parties, whereby an exchange of signed letters is sufficient.

11. Severability Clause

If any provision of this Agreement be or become invalid or void, the validity of the remaining provisions shall not be affected. In case of invalidity or revocation of a provision of this Agreement the provision is to be replaced by an effective one which comes closest to the economic purpose of the invalid provision. The same shall apply in cases where a gap becomes apparent.

12. Governing Law / Jurisdiction

This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

This Agreement has been executed in 2 (two) originals.

Place / date: February 25, 2025

For the Company

/s/ Balz Gross

Balz Gross
per power of attorney for Jason Chen,
Member of the board of directors of Hocoma AG,
Member of the executive board of Hocoma Medical GmbH

Place / date: February 25, 2025

The Employee

/s/ Patrick Bruno

Patrick Bruno